Press Contact: Allison Henk Marketing Communications Manager (765) 771-5674	Investor Relations: (765) 771-5310

DRAFT RELEASE

Wabash National Corporation Announces First Quarter Results

First Quarter Operating EBITDA Improves 72% Year-over-Year

LAFAYETTE, Ind. – May 4, 2010 – Wabash National Corporation (NYSE: WNC) reported year-over-year operating improvements across several key financial and operating metrics.  The Company reported an operating loss of $11.2 million for the first quarter of 2010, compared to an operating loss of $27.3 million for the first quarter of 2009.  The improvement in operating loss of $16.1 million was achieved on essentially flat new trailer sales and reflects improvements in production volumes, lower raw material and component costs, and the cost and manufacturing optimization efforts implemented by the Company throughout 2008 and 2009.

The following is a summary of select operating and financial results for the past five quarters:

	Three Months Ended
	March 31,	June 30,	September 30,		December 31,	March 31,
(Dollars in thousands)	2009	2009	2009		2009	2010

New Trailer Units Sold	2,700	3,200	3,600		3,300	2,600

Net Sales	$77,937	$86,206	$88,324		$85,373	$78,274

Gross Profit Margin	-19.9%	-6.1%	-0.4%		-2.2%	-1.2%

Loss from Operations	$(27,319)	$(16,664)	$(10,207)		$(11,884)	$(11,232)

Net (Loss) Income	$(28,284)	$(17,935)	$(66,404	) (1)	$10,858 (1)	$(139,079	) (1)

Operating EBITDA (Non-GAAP)	$(21,558)	$(10,687)	$(4,607)		$(6,255)	$(5,975)

Notes:
(1) Quarterly Net Income (Loss) includes a non-cash benefit (charge) of approximately ($54.0) million, $20.5 million, and ($126.8) million related to the change in the fair value of the Company’s warrant for third and fourth quarter of 2009 and first quarter of 2010, respectively.

Dick Giromini, President and Chief Executive Officer, stated, “While the first quarter is seasonally one of the weakest periods for our industry, we were pleased to deliver significant year-over-year improvement in our operating results and remain optimistic about the balance of the year.  As evidenced by long-term agreements recently announced with Swift Transportation and Prime Inc., we are encouraged to see strength in quote and order activity and our backlog grow to $295 million as of March 31, up from $137 million at year-end, and $115 million as of a year ago.  Economic indicators continue to show stability and, in some areas, incrementally improve.  Additionally, industry forecasters expect trailer demand to increase throughout 2010, with demand improving significantly in 2011 and 2012. We remain focused on execution and believe Wabash is well positioned to succeed as the industry and economy continue to recover.”

Giromini continued, “Given the improving demand environment and growing backlog, we are increasingly confident in the visibility of our end-markets and are now in a position to provide full-year trailer expectations, with new trailer unit shipments for the year projected to be in the 18,000 to 22,000 unit range. Additionally, second quarter shipments are expected to be in excess of 5,000 units. Given the improving economic environment, our growing backlog and the ongoing benefits of our cost optimization initiatives, we now expect to achieve breakeven or positive Operating EBITDA for the second quarter, as compared to our previous estimate of the second half of 2010. Needless to say, we are excited about the near-term and longer-term outlook for our business.”

Operating results for the first quarter of 2010 were in line with internal expectations and the seasonality of the industry. Importantly, many metrics showed improvement during the quarter despite our lowest quarterly new trailer volumes in nearly twenty years. On a non-GAAP basis, our Operating EBITDA loss of $6.0 million was better than the fourth quarter of 2009 by approximately $0.3 million on approximately 700 fewer new trailer shipments units, but on approximately the same level of production volumes. A discussion of the Company’s use of Operating EBITDA as a non-GAAP measure is included below, and a reconciliation of Operating EBITDA to net income (loss) is provided in the supplemental schedules included in this release.

Financial Results
The Company reported a net loss of $139.1 million and $4.64 per diluted share for the first quarter of 2010 on net sales of $78 million. For the same quarter last year, the Company reported a net loss of $28.3 million, or $0.94 per diluted share, on net sales of $78 million. First quarter new trailer sales totaled 2,600 units, a 100 unit decrease from the 2,700 units from the prior year period.

Results for the three months ended March 2010 include a non-cash charge of $126.8 million, or $4.17 per diluted share, related to the change in the fair value of the warrant issued to Trailer Investments as a part of the Securities Purchase Agreement entered into in 2009. The change in the fair value of the warrant was driven by the change in the Company’s stock price during the quarter.

On April 30, 2010 the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC) that covers both up to $150 million in securities that may be offered by the Company and the warrant shares that may be offered by Lincolnshire Management.  The registration statement has not yet been declared effective and the securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

First Quarter 2010 Conference Call
Wabash National Corporation will conduct a conference call to review and discuss its first quarter results on May 5, 2010, at 10:00 a.m. EST.  The phone number to access the conference call is 877-407-8035. The call can also be accessed live on the Company’s website at www.wabashnational.com. For those unable to participate in the live webcast, the call will be archived at www.wabashnational.com within three hours of the conclusion of the live call and will remain available through July 28, 2010.

Non-GAAP Measures
In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), the financial information regarding the results of the quarter ended March 31, 2010 contain the non-GAAP financial measure Operating EBITDA that excludes, among other things, charges incurred as a result of the fair value accounting of the Company’s outstanding stock warrants.  The charge associated with these stock warrants is presented separately within Other Income and Expense on the Company’s Condensed Consolidated Statements of Operations for the three month period ended March 31, 2010.

Operating EBITDA should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net loss, and reconciliations to GAAP financial statements should be carefully evaluated.

Operating EBITDA is defined as earnings before interest, taxes, preferred stock dividends, depreciation, amortization, stock based compensation, and other non-operating income and expense; as well as, any other non-cash special charges. Management believes Operating EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of the Company. Management uses Operating EBITDA to evaluate consolidated as well as individual business segment results. Management uses Operating EBITDA when evaluating Company performance because we believe that the exclusion of the recurring and non-recurring items identified above provides management with a basis for assessing Company performance period to period.  Management believes the presentation of Operating EBITDA, when combined with the primary GAAP presentation of operating income, is beneficial to an investor’s complete understanding of our operating performance.  A reconciliation of Operating EBITDA to net income (loss) is included in the tables following this release.

About Wabash National Corporation
Headquartered in Lafayette, Indiana, Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi trailers in North America. Established in 1985, the Company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, dump trailers, truck bodies and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, FreightProTM, Eagle®, and BensonTM brand names. The Company operates two wholly owned subsidiaries: Transcraft® Corporation, a manufacturer of flatbed, drop deck and dump trailers as well as truck bodies; and Wabash National Trailer Centers, trailer service centers and retail distributors of new and used trailers and aftermarket parts throughout the U.S.

Safe Harbor Statement
This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, statements regarding our outlook for new trailer shipments and Operating EBITDA, backlog, expectations regarding increases in trailer demand levels, the sufficiency of the Company’s capital structure, the needs of the Company in the future, whether profitability can be achieved and encouraging signs in the macroeconomic landscape. These and the Company’s other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the uncertain economic conditions including the possibility that demand expectations may not result in order increases for us, increased competition, reliance on certain customers and corporate partnerships, risks of customer pick-up delays, shortages and costs of raw materials, risks in implementing and sustaining improvements in our manufacturing capacity and cost containment, and dependence on industry trends. Readers should review and consider the various disclosures made by the Company in this press release and in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

# # #

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net sales	$78,274	$77,937
Cost of sales	79,250	93,413
Gross profit	(976)	(15,476)
General and administrative expenses	7,715	8,658
Selling expenses	2,541	3,185
Loss from operations	(11,232)	(27,319)
Other income (expense)
Increase in fair value of warrant	(126,765)	-
Interest expense	(1,027)	(1,005)
Other, net	32	55

Loss before income taxes	(138,992)	(28,269)
Income tax expense	87	15
Net loss	(139,079)	(28,284)
Preferred stock dividends	1,999	-
Net loss applicable to common stockholders	$(141,078)	$(28,284)
Basic and diluted net loss per share	$(4.64)	$(0.94)
Comprehensive loss
Net loss	$(139,079)	$(28,284)
Changes in fair value of derivatives, net of tax	-	118
Net comprehensive loss	$(139,079)	$(28,166)

		Retail &
Three months ended March 31,	Manufacturing	Distribution	Eliminations	Total
2010
Net sales	$62,748	$20,940	$(5,414)	$78,274
(Loss) Income from operations	$(10,615)	$(619)	$2	$(11,232)
New trailers shipped	2,500	300	(200)	2,600

2009
Net sales	$60,638	$20,683	$(3,384)	$77,937
(Loss) Income from operations	$(24,264)	$(3,106)	$51	$(27,319)
New trailers shipped	2,600	200	(100)	2,700

	Three Months Ended March 31,
	2010	2009
Net loss applicable to common stockholders	$(141,078)	$(28,284)

Basic and diluted weighted average common shares outstanding	30,432	30,050
Basic and diluted net loss per share	$(4.64)	$(0.94)

Due to the losses reported in 2010 and 2009, average diluted shares outstanding for the three month periods ending March 31, 2010 and 2009 exclude the antidilutive effects of the following potential common shares (in thousands):

	Three Months Ended March 31,
	2010	2009
Stock options and restricted stock	151	32
Redeemable warrants	24,701	-
Options to purchase common shares	1,706	2,119

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash	$1,378	$1,108
Accounts receivable, net	23,822	17,081
Inventories	74,036	51,801
Prepaid expenses and other	7,763	6,877
Total current assets	106,999	76,867

Property, plant and equipment, net	105,560	108,802

Intangible assets	25,176	25,952

Other assets	11,312	12,156
	$249,047	$223,777

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Current portion of capital lease obligation	$337	$337
Accounts payable	51,675	30,201
Other accrued liabilities	36,129	34,583
Warrant	173,438	46,673
Total current liabilities	261,579	111,794

Long-term debt	42,435	28,437

Capital lease obligation	4,384	4,469

Other noncurrent liabilities and contingencies	3,073	3,258

Preferred stock, net of discount, 25,000,000 shares authorized, $0.01 par value,
35,000 shares issued and outstanding	24,336	22,334

Stockholders' (deficit) equity	(86,760)	53,485
	$249,047	$223,777

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Month Ended March 31,
	2010	2009
Cash flows from operating activities
Net loss	$(139,079)	$(28,284)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	4,428	4,796
Increase in fair value of warrant	126,765	-
Stock-based compensation	829	965
Changes in operating assets and liabilities
Accounts receivable	(6,741)	20,677
Inventories	(22,235)	8,278
Prepaid expenses and other	(886)	1,092
Accounts payable and accrued liabilities	23,020	(4,724)
Other, net	106	(78)
Net cash (used in) provided by operating activities	$(13,793)	$2,722

Cash flows from investing activities
Capital expenditures	(280)	(539)
Proceeds from the sale of property, plant and equipment	493	6
Net cash provided by (used in) investing activities	$213	$(533)

Cash flows from financing activities
Proceeds from exercise of stock options	16	-
Borrowings under revolving credit facilities	89,661	18,529
Payments under revolving credit facilities	(75,663)	(45,575)
Principal payments under capital lease obligations	(85)	(81)
Preferred stock issuance costs paid	(79)	-
Net cash provided by (used in) financing activities	$13,850	$(27,127)

Net increase (decrease) in cash and cash equivalents	$270	$(24,938)
Cash and cash equivalents at beginning of period	1,108	29,766
Cash and cash equivalents at end of period	$1,378	$4,828

WABASH NATIONAL CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO
NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net loss	$(139,079)	$(28,284)
Income tax expense	87	15
Increase in fair value of warrant	126,765	-
Interest expense	1,027	1,005
Depreciation and amortization	4,428	4,796
Stock-based compensation	829	965
Other non-operating income	(32)	(55)
Operating EBITDA	$(5,975)	$(21,558)

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Net (loss) income	$(28,284)	$(17,935)	$(66,404)	$10,858
Income tax expense (benefit)	15	(1)	(55)	(2,960)
Increase (Decrease) in fair value of warrant	-	-	53,983	(20,536)
Interest expense	1,005	1,306	1,148	920
Depreciation and amortization	4,796	4,804	4,832	5,153
Stock-based compensation	965	1,173	768	476
Other non-operating (income) expense	(55)	(34)	1,121	(166)
Operating EBITDA	$(21,558)	$(10,687)	$(4,607)	$(6,255)